As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
Silver Bay Realty Trust Corp.
(Exact Name of Registrant as Specified in Its Charter)
___________________

Maryland	90-0867250
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
3300 Fernbrook Lane North, Suite 210
Plymouth, Minnesota 55447
(Address, Including Zip Code, of Principal Executive Offices)
___________________

Silver Bay Realty Trust Corp.
Restated 2012 Equity Incentive Plan
(Full Title of the Plan)
___________________
Daniel J. Buechler
General Counsel and Secretary
Silver Bay Realty Trust Corp.
3300 Fernbrook Lane North, Suite 210
Plymouth, Minnesota 55447

(Name and Address of Agent for Service)
(952) 358-4400

(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Joseph T. Ceithaml, Esq.
Jeremy R. Heckman, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
(312) 984-3100
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,500,000 shares	$14.20	$21,300,000	$2,144.91

(1)
Represents shares of the registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Silver Bay Realty Trust Corp. Restated 2012 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act based upon a $14.20 per share average of high and low prices of the Common Stock on the New York Stock Exchange on May 19, 2016.

EXPLANATORY NOTE
This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a Registration Statement on Form S-8 relating to an employee benefit plan is effective. This Registration Statement is filed for the purpose of registering an additional 1,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Silver Bay Realty Trust Corp. (the “Registrant”) pursuant to the Silver Bay Realty Trust Corp. Restated 2012 Equity Incentive Plan (the “Plan”). This registration of 1,500,000 shares of Common Stock will increase the number of shares registered for issuance under the Plan to an aggregate of 2,421,053 shares of Common Stock, subject to adjustment as provided in the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 registering 921,053 shares of Common Stock issuable under the Plan, filed on December 14, 2012 (File No. 333-185504), are incorporated by reference into this Registration Statement, except as amended, supplemented or superseded hereby. Pursuant to General Instruction E to Form S-8, all information that has been incorporated by reference from the earlier Registration Statement on Form S-8 is not repeated in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (filed on February 25, 2016);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (filed on May 5, 2016);

(c)
The Registrant’s Current Reports on Form 8-K filed with the SEC on January 21, 2016, February 19, 2016 and May 19, 2016 (in each case, excluding the portions that were furnished and not filed in accordance with SEC rules); and

(d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on December 10, 2012.
All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents, except that the Registrant is not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

Item 6.	Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable costs, fees and expenses (including attorneys’ fees, costs and expenses) in advance of final disposition of a proceeding and without requiring a preliminary determination of ultimate entitlement to indemnification, to any present or former director or officer of the company or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise, and who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

The Maryland General Corporation Law (the “MGCL”) requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (ii) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits
See the attached Exhibit Index, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Plymouth, State of Minnesota, on May 20, 2016.

SILVER BAY REALTY TRUST CORP.
By:	/s/Daniel J. Buechler Daniel J. Buechler General Counsel and Secretary

POWER OF ATTORNEY
Each person whose signature appears below hereby severally constitutes and appoints Christine Battist and Daniel J. Buechler, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas W. Brock	Interim President, Chief Executive Officer and Director	May 17, 2016
Thomas W. Brock	(Principal Executive Officer)

/s/ Christine Battist	Chief Financial Officer and Treasurer	May 17, 2016
Christine Battist	(Principal Financial Officer)

/s/ Julie M. Ellis	Chief Accounting Officer	May 17, 2016
Julie M. Ellis	(Principal Accounting Officer)

/s/ Irvin R. Kessler	Chairman of the Board of Directors	May 17, 2016
Irvin R. Kessler

/s/ Daryl J. Carter	Director	May 17, 2016
Daryl J. Carter

/s/ Tanuja M. Dehne	Director	May 17, 2016
Tanuja M. Dehne

/s/ Stephen G. Kasnet	Director	May 17, 2016
Stephen G. Kasnet

/s/ Thomas Siering	Director	May 17, 2016
Thomas Siering

/s/ Ronald N. Weiser	Director	May 17, 2016
Ronald N. Weiser

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Description	Form	File No.	Exhibit	Filing Date
4.1	Articles of Amendment and Restatement of Silver Bay Realty Trust Corp.	10-K	001-35760	3.1	March 1, 2013
4.2	Amended and Restated Bylaws of Silver Bay Realty Trust Corp.	10-K	001-35760	3.2	February 25, 2016
4.3	Articles Supplementary for Cumulative Redeemable Preferred Stock of Silver Bay Realty Trust Corp.	10-K	001-35760	3.3	March 1, 2013
4.4	Specimen Common Stock Certificate of Silver Bay Realty Trust Corp.	S-11/A	333-183838	3.5	November 23, 2012
4.5	Silver Bay Realty Trust Corp. Restated 2012 Equity Incentive Plan	8-K	001-35760	10.1	May 19, 2016
4.6	Form of Restricted Stock Agreement under the Silver Bay Realty Trust Corp. Restated 2012 Equity Incentive Plan	8-K	001-35760	10.2	May 19, 2016
4.7	Form of Performance-Based Share Unit Agreement under the Restated 2012 Equity Incentive Plan	8-K	001-35760	10.1	February 19, 2015
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page hereto)